Exhibit 99.1
HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 339-2929
Internet Site: www.homebancshares.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 17, 2025
The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 17, 2025, at 10:00 a.m. (CDT) at the Company’s corporate office, located at 719 Harkrider Street, Conway, Arkansas, for the following purposes:
(1)    To elect directors for a term of one year.
(2)    To provide an advisory (non-binding) vote approving the Company’s compensation of its named executive officers.
(3)    To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 300,000,000 to 400,000,000.
(4)    To ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for fiscal year 2025.
(5)    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record on February 7, 2025, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
    Important Additional Information and Where to Find It
The Company intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and to mail the definitive proxy statement and a proxy card, along with the Company’s 2024 Annual Report, to each shareholder of record entitled to vote at the 2025 Annual Meeting. THE COMPANY STRONGLY URGES ITS SHAREHOLDERS TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Free copies of the documents filed with the SEC by the Company may also be obtained at the Company’s website at http://www.homebancshares.com, under “Investor Relations”/“SEC Filings,” or by contacting the Company’s Director of Investor Relations by telephone at (501) 328-4625.

    Participants in Solicitation
Home BancShares, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the Company’s directors and executive officers is available in the Company’s public filings filed with the SEC, including its proxy statement for the 2024 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 1, 2024. Additional information regarding the interests of the directors and executive officers will be set forth in the proxy statement to be filed with the SEC in connection with the 2025 Annual Meeting. Free copies of this document may be obtained as described in the preceding paragraph.

    By Order of the Board of Directors
    JOHN W. ALLISON
    Chairman and Chief Executive Officer
Conway, Arkansas
February 14, 2025